Exhibit 3-a

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF

                            GS CLEANTECH CORPORATION

GS CleanTech Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL") does hereby certify:

FIRST: That by written consent in lieu of meeting dated December 18, 2006, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders. The resolution setting forth the proposed amendment is as follows:


     RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

     By  changing  Article V,  Section (a)  thereof so that,  as  amended,  said
Section V (a) shall be and read as follows:

(a) Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $0.001 per shares (the "Preferred Stock"), and 500,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock").

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendments by signing the consent setting forth said amendments and delivered the signed consent to the Corporation as required by the provisions of said
Section 228.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.


IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 21st day of February, 2007.

                              GS CLEANTECH CORPORATION

                              By: /s/ David Winsness
                                  --------------------------------------------
                                      David Winsness, Chief Executive Officer